Exhibit (e)(7)

CONFIDENTIAL	Execution Copy

CONFIDENTIALITY AGREEMENT

This CONFIDENTIALITY AGREEMENT, dated February 24, 2016 (the “Agreement”), is entered into by and between Ceres, Inc., a Delaware corporation (“Ceres”), and Land O’Lakes, Inc., a Minnesota cooperative corporation (“LOL”). Ceres and LOL are sometimes referred to herein individually, as a “Party,” and, collectively, as the “Parties.”

WHEREAS, the Parties have expressed a desire to engage in exploratory discussions with respect to the possible acquisition by LOL (or an affiliate of LOL) of Ceres (the “Possible Transaction”);

WHEREAS, the Parties may exchange certain information that would help each of them evaluate the Possible Transaction, and such information may include disclosure of certain sensitive nonpublic information of each Party; and

WHEREAS, the Parties desire that the exchange of such information be subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1. Certain Definitions.

(a) “Affiliates” means any company owned or controlled by, under common control with or controlling a Party, “control” meaning in this context the direct or indirect ownership of more than fifty percent (50%) of the voting stock/shares of a company, or the power to nominate at least half of the directors.

(b) “Confidential Information” means confidential, proprietary, non-public or otherwise sensitive information of a Party or its Affiliates. Subject to the exceptions set forth in the last sentence of this section 1(b), all information exchanged by the Parties in connection with discussions about a Possible Transaction, whether furnished in written, oral, electronic, graphic, photographic or any other form shall be deemed Confidential Information. Confidential Information shall further be deemed to include, without limitation, all notes, analyses, compilations, studies, interpretations or other documents prepared by Receiving Party or its Representatives to the extent such materials reflect, in whole or in part, the information furnished to Receiving Party by or on behalf of Disclosing Party.

“Confidential Information” will not, however, include any information that: (i) is, at the time it is provided by the Disclosing Party, a part of the public domain; (ii) thereafter becomes a part of the public domain, other than through the act or omission of the Receiving Party in breach of the Agreement; (iii) is lawfully in the possession of the Receiving Party prior to its being provided by the Disclosing Party; (iv) is lawfully disclosed to the Receiving Party by a third Party that to the knowledge of the Receiving Party after reasonable inquiry does not have an obligation of confidentiality to the Disclosing Party; or (v) is independently developed by the Receiving Party, as documented by written records.

(c) “Disclosing Party” means the Party providing its Confidential Information (whether directly, or through its Representatives) to the other Party or its Representatives.

(d) “Receiving Party” means the Party and its Affiliates (and their respective Representatives) receiving the Disclosing Party’s Confidential Information.

(e) “Representatives” means a Party’s, and its Affiliates’, directors, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors).

2. Use, Disclosure and Ownership of Confidential Information.

(a) The Receiving Party and its Representatives will use the Disclosing Party’s Confidential Information solely for the purpose of evaluating and, if appropriate, negotiating the Possible Transaction. The Disclosing Party’s Confidential Information shall not be used by the Receiving Party for any other purpose. All such Confidential Information will be kept confidential by the Receiving Party and its Representatives and shall not be disclosed to any third party (i.e., a person or entity that is not a Party or a Representative of a Party) without the Receiving Party’s prior written consent (which may be given or withheld in the discretion of the Disclosing Party) or as required by law or regulatory authority after compliance with Section 5. Further, the Receiving Party will only disclose the Disclosing Party’s Confidential Information to those of its Representative who need to know such information for the purpose of the evaluation, and if appropriate, negotiation, of a Possible Transaction, and who are directed to keep such information confidential and use it in accordance with the terms hereof (“need-to-know Representatives”).

(b) Each Party understands and agrees that it shall be responsible to the Disclosing Party for any breach of this Agreement, including any unauthorized disclosure of the Receiving Party’s Confidential Information, by any of Disclosing Party’s Representatives.

(c) Each Party understands and agrees that the Disclosing Party is and shall remain the exclusive owner of all of its Confidential Information and all patent, patent application, trademark, copyright, trade secret and other intellectual property rights therein. The Receiving Party understands and agrees that the Disclosing Party is not granting, either explicitly or by implication, any license to, or other conveyance of, any such rights to the Receiving Party under this Agreement.

3. Confidentiality of Information and Discussions.

(a) Each Party, as a Receiving Party, will undertake the necessary and appropriate steps to ensure that the confidentiality and secrecy of the Confidential Information supplied by the Disclosing Party hereunder is maintained to the same extent as it would maintain its own confidential information of the same type. Each Party will designate an appropriate contact for the discussions contemplated by this Agreement. All communications regarding the Possible Transaction and requests for additional information, requests for management meetings and discussions or questions regarding procedures will be submitted to the respective persons so designated in writing (including e-mail) by each Party.

(b) The fact that the Parties may exchange Confidential Information and engage in discussions with respect to the Possible Transaction shall also be kept confidential. Each Party also agrees that, without the prior written consent of the other Party, such Party will not disclose to any person other than its need-to-know Representatives that discussions or negotiations are taking place concerning the Possible Transaction or any of the terms, conditions, status or other facts with respect thereto. Notwithstanding the foregoing, a Party may make such disclosure if, in the opinion of such Party’s legal counsel, such disclosure is necessary to avoid committing a violation of any law or applicable regulatory or stock exchange requirement. In such event, the Party proposing to make such disclosure shall to the extent legally permitted give advance notice to the other Party as far in advance as is reasonably practicable, and will, in good faith, consult with the other Party and consider the other Party’s suggestions concerning the nature, scope and manner of such required disclosure.

4. Return of Confidential Information. Either Party may decide at any time to terminate further discussions with respect to the Possible Transaction. Confidential Information of the Disclosing Party disclosed in writing, and all copies thereof, except (i) one copy which may be retained by counsel for the Receiving Party for record purposes only, and (ii) electronic copies retained as part of ordinary course computer system back-up processes, will be returned or destroyed by the Receiving Party, as soon as practicable after either Party’s communication in writing of its decision not to proceed with discussions concerning the Possible Transaction and in any event upon written notice by the Disclosing Party. Any analyses, compilations, studies or other documents prepared by the Receiving Party in whole or in part on the basis of the Disclosing Party’s Confidential Information will be destroyed by the Receiving Party upon return or destruction of the Disclosing Party’s Confidential Information. Any destruction pursuant to this Section 4 will be certified by the Receiving Party to the Disclosing Party in writing at the Disclosing Party’s request.

5. Legal Process. In the event that the Receiving Party or any of its Representatives becomes legally compelled to disclose all or any portion of the Disclosing Party’s Confidential Information, the Receiving Party will to the extent legally permitted provide the Disclosing Party with prompt notice thereof, so that the Disclosing Party may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Receiving Party (or its Representatives) will furnish only that portion of the Disclosing Party’s Confidential Information that is legally required, and the Receiving Party will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be afforded such portion of the Disclosing Party’s Confidential Information.

6. Employee Non-Solicitation. Each Party agrees that, except as provided in a definitive agreement relating to a Possible Transaction, from the date hereof and for a period of twelve (12) months after the date of this Agreement, it will not hire or solicit for hire any Covered Employee of the other Party (other than persons who are no longer employees of the other Party at the time discussions with such employee are initiated); provided, however, that the foregoing restrictions on solicitation and employment shall not be deemed to prohibit general advertisements or other similar general solicitations and resulting employment not targeted at any such employees. For purposes of this Agreement, the term “Covered Employee” shall mean any employee of the other Party (i) with whom it or its Representatives came into contact in connection with the investigation, evaluation or negotiation of the Possible Transaction contemplated herein; (ii) who, on the date of this Agreement, is a direct report to the Chief Executive Officer of the other Party; or (iii) who, on the date of this Agreement, is a non-administrative employee of the other Party. For purposes of determining compliance with this Section 6, at the written request by one Party, the other Party shall confirm whether an individual specifically identified by the requesting Party is one of the Covered Employees of such other Party.

7. Remedies. The Parties acknowledge and agree that, because of the unique nature of the Confidential Information, the Disclosing Party could suffer irreparable ham in the event of a breach by the Receiving Party of any of its obligations under this Agreement, such that monetary damages may be inadequate to compensate the Disclosing Party for such a breach. The Receiving Party agrees that, under such circumstances, the Disclosing Party may be entitled to injunctive relief, in addition to any other appropriate relief at law or in equity to which the Disclosing Party may be entitled. In addition, because of the unique benefits resulting from the covenants contained therein, each of the Parties agrees that, in the event of a breach of any of Section 6 hereof, the aggrieved Party shall be entitled to injunctive relief, in addition to any other appropriate relief at law or in equity to which such aggrieved Party may be entitled. In connection with any request for injunctive relief by the Disclosing Party or the aggrieved Party pursuant to this Section 7, the other Party hereto waives any requirement for the securing or posting of any bond in connection with such remedy. Notwithstanding anything to the contrary contained herein, neither Party shall be liable to the other Party for incidental, consequential or punitive damages, losses or expenses arising hereunder.

8. No Representation or Warranty Regarding Confidential Information. Neither Party hereto, nor any of its Representatives, makes any representation or warranty as to the accuracy or completeness of its Confidential Information; such representation or warranty, if any, shall only be made in a definitive transaction agreement if, as and when entered into by the Parties. Neither Party hereto nor any of its Representatives shall have any liability resulting from the use of or reliance upon its Confidential Information by the other Party hereto, except as may be provided for in a definitive transaction agreement if, as and when entered into by the Parties. The delivery of the Confidential Information shall not constitute an offer or result in any obligations or liabilities on behalf of either Party hereto with respect to any transaction involving the Possible Transaction except as otherwise provided herein.

9. No Other Obligation. The exploratory discussions with respect to the Possible Transaction as contemplated by this Agreement are non-binding. Except for or with respect to the matters specifically agreed to in this Agreement which are expressly stated to be binding on the Parties, neither Party to this Agreement shall be under any legal obligation of any kind whatsoever with respect to the Possible Transaction unless and until a definitive transaction agreement has been executed and delivered by all Parties thereto. Each Party hereby waives any and all claims (including, without limitation, claims for breach of contract) relating to the Possible Transaction as a result of entering into this Agreement.

10. Term. The obligations set forth in this Agreement shall be binding on each of the Parties and their respective Representatives (i) with respect to Confidential Information to the extent constituting trade secrets, intellectual property, or genetic, biotechnological or bioinformatics research results, for a period of five (5) years from the date hereof, and (ii) with respect to all other Confidential Information, for a period of two (2) years from the date hereof, notwithstanding the return or destruction of either Party’s Confidential Information or the termination of discussions regarding the Possible Transaction.

11. Notice. Either Party hereto may, by a signed writing, give any consent or waive any compliance by the other Party with any of the provisions of this Agreement. All notices and other communications hereunder shall be in writing and shall be deemed given if personally delivered, sent by facsimile (with confirmation) or mailed by registered or certified mail (return receipt requested) to the other Party at its address set forth below:

if to Ceres:

Ceres, Inc.

1535 Rancho Conejo Boulevard

Thousand Oaks, CA 91320

Attn: Richard Hamilton, Chief Executive Officer

Cc: Legal Department

Facsimile: (805) 499-9017

if to LOL:

Land O’Lakes, Inc.

P.O. Box 64101, MS 2500

St. Paul, MN 55164-0101

Attention: Peter S. Janzen, Senior VP, Chief Administrative Officer and General Counsel

Facsimile: (651) 234-8119

12. Governing Law. This Agreement shall be governed by, and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. The Parties agree that any dispute regarding the interpretation or validity of, or otherwise arising out of this Agreement, shall be subject to the exclusive jurisdiction of the state or federal courts of Wilmington, Delaware.

13. Acknowledgement of Securities Laws. Each Party hereto acknowledges, and will advise its Representatives who have access to Confidential Information, that the U.S. securities laws prohibit any person who has material, non-public information concerning the matters that are the subject of this Agreement from purchasing or selling securities of a company that may be a party to a transaction of a type contemplated by this Agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

14. No ownership of Ceres securities. LOL represents and warrants that as of the date hereof, neither LOL nor any of LOL’s Affiliates beneficially owns any securities of Ceres.

15. No arrangements. LOL represents and agrees that, neither LOL nor any of its Affiliates have entered into or, for a period of twelve (12) months beginning on the date hereof, will enter into any agreement, arrangement or understanding with any third party (other than LOL Representatives or Ceres) relating to the Possible Transaction or any other transaction of the nature described in Section 16(a), (b) or (c) with respect to Ceres.

16. Standstill. LOL agrees that, for a period of twelve (12) months beginning on the date hereof (the “Standstill Period”), unless specifically invited in writing by Ceres and except in connection with any bankruptcy proceedings relating to Ceres, neither LOL nor any of LOL’s Affiliates or Representatives will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of Ceres, (ii) any merger or other business combination involving Ceres, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Ceres; (b) otherwise act, alone or in concert with others, to seek or propose to influence or control the Board of Directors or the management or policies of Ceres, or to make or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote any voting securities of Ceres or any subsidiary thereof, or to seek to advise or influence any person or entity with respect to the voting of any voting securities of Ceres or any subsidiary thereof; or (c) enter into any discussions, negotiations, arrangements, agreements or understandings (whether written or oral) with, or advise, assist or encourage any third party with respect to any of the foregoing, or otherwise form, join or in any way engage in discussions relating to the formation of, or participate in, a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), in connection with respect to any of the foregoing; provided, however, that, a confidential submission of a proposal with respect to a Possible Transaction made by LOL to the Board of Directors of Ceres with respect to any transaction described in clause (a) of this sentence shall not be deemed to be a breach of this Section 16. In addition, the provisions of this Section 16 shall terminate upon the earliest to occur of: (1) public announcement of Ceres’ entry into a definitive agreement with respect to any transaction described in clause (a) of the preceding sentence with a third party or other event involving a change in control of Ceres, (2) public announcement of Ceres’ entry into a definitive agreement with respect to a sale of all or substantially all of its assets to a third party, (3) Ceres’ recommending to its stockholders a merger or business combination, change in control transaction or sale of all or substantially all assets with or to a third party, and (4) Ceres recommending that its stockholders accept a tender offer made by a third party for any of Ceres’ outstanding equity securities. During the Standstill Period, if Ceres enters into discussions relating to a Possible Transaction with a third party involving a merger or business combination or other event involving a change of control or a sale of all or substantially all of the assets or securities of Ceres: (i) Ceres shall use commercially reasonable efforts to enter into an agreement with any such third party containing standstill provisions that are not materially less favorable to Ceres than those set forth in this Section 16; and (ii) if Ceres enters into or modifies the standstill provisions of an agreement with any such third party and such standstill provisions are materially less favorable to Ceres than those set forth in this Section 16, including if Ceres does not enter into any such standstill provisions, then, Ceres shall promptly execute and deliver to LOL an amendment to this Agreement which, if duly executed and delivered by LOL, would provide LOL with standstill provisions that are materially comparable to those provided to the third party in the standstill provisions of the agreement or amendment executed with such third party.

[Signature Page Follows]

IN WITNESS WHEREOF, Ceres and LOL have caused this Confidentiality Agreement to be executed on the date first above written.

CERES, INC.

/s/ Richard Hamilton
Richard Hamilton
Chief Executive Officer

LAND O’LAKES, INC.

/s/ Peter S. Janzen
Peter S. Janzen, Senior Vice President -
Chief Administrative Officer and General Counsel